Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN INCREASES REGULAR QUARTERLY CASH DIVIDEND FOR THE 27TH CONSECUTIVE YEAR

LOUISVILLE, KY, November 18, 2010 – Brown-Forman Corporation (NYSE: BFA) (NYSE: BFB) announced today that its Board of Directors increased its regular quarterly cash dividend on its Class A and Class B Common Stock by 6.7% to $0.32 per share from the prior quarter’s $0.30 per share.  As a result, the indicated annual cash dividend will rise from $1.20 to $1.28 per share.

Stockholders of record on December 7, 2010 will receive their quarterly cash dividend on December 27, 2010.  Historically the payment from the November declaration has been made in early January of the following calendar year.  However, with the uncertainty surrounding the renewal of the current dividend tax rates which expire on December 31, 2010, the company chose to accelerate the cash payment, which will result in five cash payments for calendar 2010.

This marks Brown-Forman’s 65th consecutive year of quarterly dividends and the 27th consecutive year it has increased the annualized dividend.  In early 2010, Brown-Forman became part of the prestigious Standard & Poor’s 500 Dividend Aristocrats Index, which is comprised of an elite list of only 42 companies that have consistently increased their cash dividend every year for over 25 years.

Paul Varga, Chief Executive Officer, commented, “We are pleased to once again increase our dividend, reflecting the company’s strong balance sheet and cash flows and our ambition of producing excellent long-term total shareholder returns.”

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel's & Cola, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, Woodford Reserve, and Bonterra. Brown-Forman's brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide. For more information about the company, please visit http://www.brown-forman.com.